ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Provides Operations Update; Announces 2016 Guidance and Capital Budget

San Antonio (November 3, 2015) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today provided the following operational update; announces 2016 guidance and capital budget.

Williston Basin
On the Ravin Northwest pad at Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Ravin 8H, Sten–Rav 1H and Stenehjem 5H were successfully fracture stimulated and are currently being drilled-out. Abraxas also successfully drilled and cased the Stenehjem 14H-15H and is currently drilling the lateral section of the Stenehjem 13H. This will be followed by the lateral sections of the Stenehjem 10H-12H. Abraxas owns a working interest of approximately 74% and 78% in the Ravin Northwest wells and Stenehjem 10H-15H, respectively.

Gulf Coast
At Abraxas’ Portilla Field, in San Patricio County, Texas, the Company is commencing a pilot program to test Glori Energy’s (NASDAQ: GLRI) microbial enhanced oil recovery (EOR) technology known as AERO. Glori Energy estimates that the deployment of the technology can potentially recover an additional 9-12% of the original oil in place or up to 20% of the remaining oil in analogous fields.   As a reminder, Portilla Field was discovered by the Superior Oil Company in 1950 and has cumulative production of approximately 80 million barrels of oil from various sandstone reservoirs from about 3,500 to 9,600 feet.   Abraxas acquired a 100% working interest in the field from Mobil Oil Corporation in 1992. The three main reservoirs at depths of 7300 – 8100 feet are the objectives of the AERO technology, and Abraxas estimates those reservoirs originally contained about 125 million barrels of oil. To date the reservoirs have produced about 70 million barrels of oil and continues to steadily produce over 200 BOPD. These main reservoirs produce with a natural water drive mechanism, which permits relatively inexpensive deployment of the AERO technology. None of the field has been subjected to other enhanced oil recovery methods, such as CO2.  If the pilot is successful, full field deployment will commence in 2016.

2016 Guidance and Capital Budget
Abraxas recently received board approval for a $25-$40 million capital budget for 2016 (broken down in further detail below). Estimated production volumes associated with this budget are forecasted to be 6,100 boepd at the midpoint of guidance. The low end of the production and CAPEX guidance range anticipates six gross well completions in the Bakken in the third quarter of 2016. With a commodity price recovery, Abraxas expects to deploy additional cash flow into the Company’s asset base. The high end of the production and CAPEX guidance range anticipates an additional four gross well completions in the Bakken in the fourth quarter of 2016 and approximately $6 million of additional CAPEX in the Eagle Ford/Austin Chalk, Powder River Basin or at Portilla. Abraxas is not assuming any incremental volumes associated with the additional $6 million of spending at this time.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

	Full Year 16E
	Low	High
Production
Total (Boepd)	5,900	6,300
% Oil	64%
% NGL	11%
% Natural Gas	25%

Operating Costs
LOE ($/Boe)	$9.50	$11.50
Production Tax (% Rev)	9.5%	10.0%
Cash G&A ($mm)	$8.0	$9.0

CAPEX ($mm)	$25	$40

	Net CAPEX
	Low	High
	($mm)	($mm)
Basin/Region
Bakken	$25.0	$34.0
Other	-	6.0
Total	$25.0	$40.0

Bob Watson, President and CEO of Abraxas commented, “Given the depressed commodity price environment, we elected to pursue a more conservative capital plan in 2016. This reduced capital plan will allow us to maintain our 2015 yearly average production volumes and we expect it to generate free cash flow. Should commodity prices recover, Abraxas retains the ability to further accelerate the Company’s capital expenditures and growth.”

“Abraxas anticipates a significant near-term production increase as shut-in wells, offsetting our three recent completions, are returned to production. Additionally, we expect to turn these three high working interest wells over to production in the near future. Our efforts to reduce LOE and G&A have been quite successful and allowed us to protect our cash margins in this depressed commodity price environment. Management plans to update 2015 production, cash expense and CAPEX guidance after the Company achieves stabilized production given the flurry of recent activity.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com